UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2018

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	90-1073143
(State or other jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification No.)

11825 Major Street, Culver City, California	90230
(Address of Principal Executive Offices)	(Zip Code)

(310) 915-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 21, 2018, eWellness Healthcare Corporation (the “Registrant”) executed an Equity Purchase Agreement (the “EPA”) with Triton Funds LP, an institutional investor (“Triton” or the “Investor”) pursuant to which Triton will purchase up to One Million Five Hundred Thousand Dollars ($1,500,000) of the Registrant’s common stock, par value $0.001 (the “Common Stock”), subject to the terms of the EPA, a copy of which is attached as Exhibit 10.22 hereto. In connection with the execution of the EPA, the Registrant and Triton entered into a Registration Rights Agreement, also dated June 21, 2018 (the “RRA”), a copy of which is attached as Exhibit 10.23 hereto. In addition, and as an inducement to Triton to enter into the EPA, the Registrant agreed to issue 1 million restricted shares of Common Stock to Triton.

Pursuant to the terms of the EPA and subject to an effective registration statement that the Registrant expects to file with the SEC during the week of July 2, 2018, the Registrant shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Capital Call Notice (as defined in the EPA) from time to time, to purchase a number of shares of Common Stock, at a price equal to 75% of the lowest daily volume weighted average price of the Common Stock during the five trading days prior to the closing date of each purchase of Common Stock subject to a Capital Call Notice. The EPA further provides that the number of shares of Common Stock subject to any Capital Call Notice, plus any shares of Common Stock then owned by the Investor, shall not exceed the Beneficial Ownership Limitation of 9.99% outstanding immediately after giving effect to the issuance of shares of Common Stock issuable pursuant to a Capital Call Notice.

Item 8.01 Other Events

On February 14, 2017, the Registrant was served by a complaint filed by Rodney Schoemann (“Schoemann”) in the State of Louisiana, in which Schoemann alleged that the Registrant was indebted to Schoemann under a series of promissory note underlying loans in the original principal amount of $75,500 (the “Notes”), of which $45,202 had been repaid by the Registrant. Notwithstanding the foregoing, Schoemann claimed in his lawsuit that, as a result of alleged defaults and extensions of the Notes, the Registrant was indebted in the amount of $253,677 inclusive of interest and penalties at an effective rate exceeding 70% per annum, far in excess of the maximum rate allowable either in Louisiana, where Schoemann resided, or in California where the Note was executed, and the loans were made. In addition, Schoemann further claimed that he had the right to exercise warrants to acquire a total of 2.8 million shares of the Registrant’s Common Stock at an adjusted conversion price of $0.005 per share.

The asserted as affirmative defenses that: (i) Schoemann is not a licensed lender in the State of California, where the loans were made and the $75,500 was deposited and therefore was not permitted under California law to make loans in California; (ii) the interest rate Schoemann is seeking to collect is usurious and therefore interest claimed in the lawsuit is neither collectible nor enforceable; and (iii) the warrants were void and evidenced the usurious nature of the loans in violation of the applicable laws of the States of California and Louisiana. The Registrant and its counsel were of the opinion that the Schoemann suit was wholly without merit and furthermore filed a motion that the action should be removed from Louisiana state court to the United States Federal District Court in Baton Rouge, LA, where California law should be applied.

On June 20, 2018, the Registrant and Schoemann entered into a Settlement Agreement pursuant to which Schoemann’s complaint and all claims sought by Schoemann, including all monies, penalties and warrants, were dismissed with prejudice and, in consideration, the Registrant agreed to issue to Schoemann a total of 4 million shares of Common Stock (the “Settlement Shares”), subject to the following conditions: (i) the Settlement Shares are to be held at a brokerage firm designated by the Registrant; (ii) 2,709,444 of the Settlement Shares shall be immediately tradeable under SEC Rule 144, but subject at all times to a daily trading limit of 25,000 Settlement Shares per day; and (iii) the remaining 1,290,556 Settlement Shares shall be subject to a 180-day holding period and are also, at all times, subject to a daily trading limit of 25,000 Settlement Shares per day.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.22	Equity Purchase Agreement dated June 21, 2018, filed herewith.
10.23	Registration Rights Agreement dated June 21, 2018, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2018

eWellness Healthcare Corporation

By:	/s/ Darwin Fogt
Name:	Darwin Fogt
Title:	Chief Executive Officer